Exhibit 16.1

 PRO FORMA CAPITALIZATION TABLE

The table below sets forth the Company’s capitalization as of December 31, 2019, on an actual basis. In addition, the table below sets forth the Company’s capitalization as of December 31, 2019, as adjusted to give effect to:

(a)	the Company’s acquisition of Black Bird effective January 1, 2020, including all agreements attendant thereto;
(b)	$50,000 of loans obtained in April 2020 and evidenced by two separate convertible promissory notes (the “Convertible Loans”); and
(c)	the sale of: (i) 25% of the Offered Shares at an offering price of $0.50 per share, net of offering expenses; (ii) 50% of the Offered Shares at an offering price of $0.50 per share, net of offering expenses; (iii) 75% of the Offered Shares at an offering price of $0.50 per share, net of offering expenses; and (iv) 100% the Offered Shares at an offering price of $0.50 per share, net of offering expenses.

The transactions described in (a), (b) and (c) above are referred to collectively, the “Transactions”.

You should read this table in conjunction with the Company’s financial statements and notes which are included in the Offering Circular included in the Pre-Qualification Amendment No. 1 to the Offering Statement on Form 1-A (the “Offering Statement”) of which this Exhibit 16.1 forms a part.

		As of 12/31/19
	As of 12/31/19	As Adjusted for the Transactions
	Actual	25% of Offered Shares	50% of Offered Shares	75% of Offered Shares	100% of Offered Shares
Cash and cash equivalents	$973	$2,579,442	$5,079,442	$7,579,442	$10,079,442
The Convertible Loans	$1,133,097	$50,000	$50,000	$50,000	$50,000
Long-term debt	$—	$—	$—	$—	$—
Common stock, 225,000,000 shares authorized; 85,970,665, 155,000,000(a), 160,000,000(b), 165,000,000(c) and 170,000,000(d) shares issued and outstanding, respectively	$85,971	$155,000	$160,000	$165,000	$170,000
Additional paid-in capital	7,488,946	11,168,959	13,663,959	16,158,959	18,653,959
Stockholder receivable	—	(1,000)	(1,000)	(1,000)	(1,000)
Accumulated deficit	(8,715,712)	(8,715,712)	(8,715,712)	(8,715,712)	(8,715,712)
Total stockholders’ equity (deficit)	(1,140,795)	2,607,247	5,107,247	7,607,247	10,107,247
Total capitalization	$(1,140,795)	$2,607,247	$5,107,247	$7,607,247	$10,107,247

(a)	This number of issued shares does not include a total of 30,690,000 shares underlying Convertible Loans, the convertible portions of which may be converted within 60 days of the date of the Offering Statement.
(b)	This number of issued shares does not include a total of 31,680,000 shares underlying Convertible Loans, the convertible portions of which may be converted within 60 days of the date of the Offering Statement.
(c)	This number of issued shares does not include a total of 32,670,000 shares underlying Convertible Loans, the convertible portions of which may be converted within 60 days of the date of the Offering Statement.
(d)	This number of issued shares does not include a total of 33,660,000 shares underlying Convertible Loans, the convertible portions of which may be converted within 60 days of the date of the Offering Statement.